EXHIBIT 16.2

September 16, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 16, 2009 of iMergent, Inc. and are in agreement with the statements contained in paragraphs two, three and four on page 2 therein.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Tanner LC